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                                                                    EXHIBIT 10.4

               THIS AGREEMENT is made as of the ________ day of August, 1997,


BETWEEN:

               LEADING-EDGE EARTH PRODUCTS, INC., a company incorporated under the laws of the State of Oregon, USA and having an office at 319 Nicherson Street, Suite 186, Seattle, Washington, USA, 98109,

               (hereinafter referred to as "LEEP")

AND:

               HARRISON KRAMER CORPORATION, a company incorporated under the laws of British Columbia, Canada and having an office at Suite 1250 - 800 West Pender Street, Vancouver, British Columbia
               V6C 2V6

               (hereinafter referred to as "HKC")

AND:

               GRANT C. RECORD, businessmen, of 616 Blue Lakes Blvd. North, Suite 139, Twin Falls, Idaho, USA, 83301.

               (hereinafter referred to as "Record")


WHEREAS:


A. Record has invented a pre-manufactured composite building panel utilizing the benefits of shear connectors and other technology aspects (the "Invention") and has assigned exclusively all United Stated and Canada right, title and interest in and to the invention to LEEP.

B. LEEP is the owner of a patent in respect of the Technology (the "Patent") issued by the United States Patent Office under no. 5,440,846 on August 15, 1995.

C. LEEP on April 25, 1997, filed a second patent application (the "Patent Application") in respect of certain additional technical claims and applications of the Invention.

D. The Invention, the Patent, the Patent Application and the related technology are herein collectively referred to as the "Intellectual Property".



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E.  LEEP requires financing in the amount of US$5 million (the "Financing") for the purposes set forth in the financing proposal attached to this Agreement as Schedule "A" (the "Financing Proposal").

F. LEEP has requested HKC to assist it in raising the Financing and in particular to identify one or more investors to provide the Financing and to participate in the joint venture outlined in the Financing Proposal.

G. HKC usually provides the services contemplated by LEEP on the basis of a per day work fee and a success fee; LEEP has requested HKC be compensated for its services hereunder by way of a Royalty (hereafter described) on commercial applications of the Intellectual Property as set forth herein.

H. HKC and LEEP have agreed to enter into this Agreement to set forth their mutual rights and obligations with respect to the activities to be undertaken by HKC for LEEP, and as regards the Royalty.

    NOW THEREFORE this Agreement witnesses that in consideration of $10.00 and other good and valuable consideration now paid by HKC to LEEP (the receipt and sufficiency of which are hereby by LEEP acknowledge) the parties hereto hereby covenant and agree as follows:

1.             Basic Agreement

    LEEP hereby appoints HKC on a non-exclusive basis to provide the following Services to:

1.1 generally, organize the Financing for a period of six months commencing on the date of execution of this Agreement;

1.2 assist LEEP in preparing an offering document to describe the Financing, the joint venture company, and all relevant aspects of LEEP's business for presentation to prospective investors;

1.3 use its best efforts to identify one or more prospective investors who are willing to complete the Financing on the terms set forth in the Financing Proposal and/or such other terms as LEEP and any investor may agree upon;

1.4 make initial contact with prospective investors and their professional advisors and arrange




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for demonstrations of the products which can be manufactured utilizing the
Intellectual Property (the "Products");

1.5 work with prospective investors and such investors' professional advisors to make recommendations with respect to alternatives which any investor may wish to pursue but which are not contemplated in the Financing Proposal;

1.6 assist in negotiating and finalizing all the agreements and documents required in connection with the Financing; and

1.7  expedite and assist in closing the Financing.

2.   Acceptance by HKC

     HKC hereby agrees to accept the appointment set forth in paragraph 1.1 and to perform the Services for LEEP on the terms and for the remuneration set forth in this agreement.

3.   LEEP's Obligations

3.1 LEEP will promptly notify HKC of any material change in the business or affairs of LEEP or of any change in any material facts provided to investors or any statement or report which might result in a misrepresentation to the investors.

3.2 LEEP hereby agrees to consider carefully, and if reasonable in the opinion of LEEP's Board of Directors, to accept HKC recommendations with respect to the Financing and the details concerning the joint venture company.

3.3 LEEP shall supply such quantities of the Products as are reasonably necessary in order for HKC to demonstrate the merits of the Invention. At the request of HKC, LEEP shall provide such information, materials, pamphlets, test results and other writings as HKC may reasonably require and to cause Record to attend due diligence and other sessions with prospective investors, as HKC may reasonably require.

3.4 LEEP shall respond reasonably to the requirements of the Investor with respect to the structure of the joint venture company;

3.5 LEEP agrees that the following are the essential elements of the Financing in addition to those set forth in the Financing Proposal:

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    a)  the joint venture company will own the land, building and any equipment to be constructed in Twin Falls, Idaho (the "Twin Falls Plant");

    b) the Investor may, in the Investor's discretion advance the Financing partly to LEEP, partly to the joint venture company or wholly to one or the other provided that LEEP and/or the joint venture company shall in turn make advances one to the other in order to achieve the use and allocation of the funds set forth in the Financing Proposal;

    c) the joint venture company may be a corporation, partnership, limited partnership, limited liability company or such other vehicle as may be required by the Investor for the Investor's tax planning and other purposes provided that notwithstanding the form of organization, the Investor shall own 51% of the equity of and LEEP shall own 49% of the equity of the joint venture company, as herein defined;

    d) LEEP shall grant to the joint venture company a non-exclusive license and right to use all of the Intellectual Property in exchange for which LEEP shall receive a royalty ("LEEP Royalty") of not less then 5% of Gross Revenues on sales of all Products produced using the Intellectual Property whether produced by the joint venture company or any entity which is granted rights of production by the joint venture company;

4.      HKC Royalty

4.1 If HKC identifies the investor that advances the funds to close the Financing (the "Investor"), LEEP hereby agrees that LEEP shall pay to HKC one-fifth of the LEEP Royalty (i.e. 1% of the Gross Revenues from sales of Products by the joint venture company (or any other entity granted it rights of production by the joint venture company or by LEEP) the ("HKC Royalty") provided that:

        a) for greater certainty, to the extent that LEEP licenses in the United States and Canada an entity other than joint venture company to produce Products at a plant or plants other than the Twin Falls Plant, HKC shall be entitled to receive the HKC Royalty provided that funds to construct such plants other than the Twin Falls Plant are provided by the Investor;

        b) LEEP agrees that if it shall negotiate a sale, license or other payment in the United


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            States and Canada, wherein payment is received in the form of a one-time or "bulk payment" as opposed to a royalty based on production, HKC will be entitled to 20% of any such payment which shall be payable immediately upon receipt of any such payment by LEEP.

4.2 If the Investor provides funds to construct the Twin Falls plant but subsequently chooses not to provide funds to construct other plants, HKC shall have the non-exclusive right to identify other prospective investors to finance such other plants. If HKC identifies additional investors acceptable to LEEP that advance funds to construct other plants, HKC shall be entitled to receive a royalty on the same basis as the HKC Royalty with respect to such plants.

4.3 LEEP shall cause proper books of account, records and supporting materials covering all matters relevant to the calculation of the royalty payable to HKC hereunder and for the reasonable verification thereof. The HKC Royalty shall be calculated and paid at the end of each calendar quarter in which revenues are received from the production of Products. The quarterly calculations, except for the last quarter of the year, shall be submitted to HKC within 60 days after the last day of the quarter. The calender year end calculation of the HKC Royalty shall be submitted to HKC within 90 days after the end of the calendar year. If requested by HKC, the year end calculation of the HKC Royalty and the records relating thereto shall be audited by professional accountants designated by HKC (which may be the auditors of LEEP) and copies thereof shall be delivered to HKC and to LEEP. Either party shall have 90 days after receipt of any such report to object thereto in writing to the other party and failing such objectives, such report shall be deemed correct. If either party shall object to any report and request a review and reaudit, the professional accountants shall be directed to review and reaudit the records for the period in question and all costs relating to such review and reaudit shall be paid by LEEP, if the original audit is found to be in error and if not, by HKC. LEEP shall at all reasonable times at HKC's sole cost permit agents of HKC to inspect and audit and make copies of the books of account, records and supporting materials relevant to the HKC Royalty.

4.4 Payment of the HKC Royalty to HKC shall be made within 60 days after the end of each calendar quarter based on the calculations set forth in paragraph
4.3. Acceptance by HKC of any HKC Royalty payment shall not prejudice the right of HKC to protest or question the correctness of the amount of any such payment as contemplated herein.

4.5 LEEP agrees that no assignment, transfer, license, sub-license or permitted use of the Intellectual Property shall be permitted or be effective unless and until the party receiving the benefit thereof agrees to assume and be responsible for the obligations of LEEP to HKC


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hereunder (including but not limited to payment of the HKC Royalty).

4.6 If any right, power or interest of any party under this Agreement would violate the rule against or any law relating to perpetuities, such right, power or interest shall terminate at the earlier of the expiration of 21 years after the death of the last survivor of all of the lineal descendants of Her Majesty, Queen Elizabeth II of England living on the date of execution of this Agreement, or such date as otherwise required to render such right, power or interest effective pursuant to applicable law.

5.      Further Relationships

5.1 If requested by HKC, LEEP and Record shall use their best efforts to cause Robert K. Kramer, a director of HKC, to be appointed to the Board of Directors of LEEP.

6.      Solemn Covenant

        LEEP acknowledges that HKC will not be paid the usual work fee and cash success fee normally required by it in performing the Services. Rather, HKC has waved its usual work fee in favour of a success fee in the form of the HKC Royalty. Accordingly, LEEP solemnly promises and agrees not to take any action, organize its affairs, sell its assets, merge, amalgamate or otherwise combine with another entity in order to eliminate, extinguish or diminish in any way HKC's rights to the HKC Royalty.

7.      Out-Of -Pocket Expenses

        LEEP shall pay out of pocket expenses incurred by HKC if HKC is requested by LEEP to travel from Vancouver, Canada to any other point in Canada or the United States which is in excess of 200 miles from Vancouver, Canada. 8. Confidentiality

        HKC will carry out its obligations in a confidential matter with respect to any information supplied by LEEP. HKC will require all prospective investors to execute a confidentiality agreement, in form and content reasonably acceptable to LEEP, following an initial expression of interest in the Financing Proposal but in any event prior to HKC furnishing any samples or internal technical details concerning the Products to prospective investors.


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9.      General

9.1 This Agreement shall not be assignable by either party without the prior written consent of the other and any attempt to assign the rights, duties or obligations hereunder without such consent shall be of no effect.

9.2 No contractual or other legal right shall be created between the parties hereto until a fully executed copy of this Agreement has been delivered to each party.

9.3 The captions appearing in this Agreement have been inserted for reference and as a matter of convenience and in no way define, limit or enlarge the scope or meaning of this Agreement or any provision hereof.

9.4 This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same document.

9.5 All payments hereunder shall be made in lawful money of the United States and may be made by bank wire transfer or certified cheque payable at par at Vancouver, British Columbia.

9.6 The provisions herein contained constitute the entire agreement between the parties and supersede all previous communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

9.7 This Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

9.8 Notwithstanding anything herein to the contrary, the parties hereto shall not be deemed in default with respect to the performance of any of the terms, covenants and conditions of this Agreement, if the same shall be due to any strike, lock-out, civil commotion, invasion, rebellion, hostilities, sabotage, governmental regulations or controls, Acts of God, inability to obtain any materials, services or financing, or otherwise beyond the control of the parties.

9.9 Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and to do such further and other things as may be necessary to implement and carry out the intent of this Agreement.


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9.10   This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia which shall be deemed to be the proper law hereof. The Courts of British Columbia shall have jurisdiction (but not exclusive jurisdiction) to entertain and determine all disputes and claims, whether for specific performance, injunction, declaration or otherwise howsoever both at law and in equity, arising out of or in any way connected with the construction, breach, or alleged, threatened or anticipated breach of this Agreement and shall have jurisdiction to hear and determine all questions as to the validity, existence or enforceability thereof.

9.11 All covenants, conditions and agreements herein contained shall be construed as being joint and several obligations of executing parties.

9.12 This Agreement may not be modified or amended except by an instrument in writing signed by the parties hereto or by their heirs, executors, administrators, successors and permitted assigns.

9.13 No condoning, excusing or waiver by any party hereto of any default, breach or non-observance by any other party hereto at any time or times in respect of any covenant, proviso or condition herein contained shall operate as a waiver of that party's rights hereunder in respect of any continuing or subsequent default, breach or non-observance, or so as to defeat or affect in any way the rights of that party in respect of any such continuing or subsequent default, breach or non-observance, and no waiver shall be inferred from or implied by anything done or omitted to be done by the party having those rights.

9.14 All notices, demands and payments required or permitted to be given hereunder shall be in writing and may be delivered personally, sent by telegram or facsimile transmission or may be forwarded by first class prepaid registered mail to the addresses set forth below:

        LEADING-EDGE EARTH PRODUCTS, INC.
        319 Nicherson Street, Suite 186
        Seattle, WA
        USA  98109

        HARRISON KRAMER CORPORATION
        800 West Pender Street, Suite 1250
        Vancouver, BC


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        Canada V6C 2V6


        GRANT C. RECORD
        616 Blue Lakes Blvd. North, Suite 139
        Twin Falls, Idaho
        USA  83301


Any notice delivered or sent by telegraph or facsimile shall be deemed to have been given and received at the time of delivery. Any notice mailed as aforesaid shall be deemed to have been given and received on the expiration of 48 hours after it is posted, addressed as set forth above, or at such other address or addresses as may from time to time be notified in writing by the parties hereto provided that if there shall be between the time of mailing and the actual receipt of the notice a mail strike, slowdown or other labour dispute which might affect the delivery of such notice by the mails, then such notice shall only be effective if actually delivered.

9.15 All references to any party to this Agreement shall be read with such changes in number and gender as the context hereof or reference to the parties hereto may require.

9.16 All rights and remedies of either party hereunder are cumulative and are in addition to, and shall not be deemed to exclude, any other right or remedy allowed by law. All rights and remedies may be exercised concurrently.

9.17 Should any part of this Agreement be declared or held invalid for any reason, such invalidity shall not affect the validity of the remainder which shall continue in force and effect and be construed as if this Agreement had been executed without the invalid portion and it is hereby declared the intention of the parties hereto that this Agreement would have been executed without reference to any portion which may, for any reason, be hereafter declared or held invalid.


        IN WITNESS WHEREOF the parties hereunto set their hands and seals as of the day and year first above written.

LEADING-EDGE EARTH PRODUCTS, INC.

By:
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HARRISON KRAMER CORPORATION

By:
   -------------------------------


GRANT C. RECORD

By:
   -------------------------------